Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:
Molly Hyland, 314-746-3657 or
Molly.Hyland@commercebank.com
or Terri Hurd, 816-234-2632 or
Terri.Hurd@commercebank.com

Commerce Bancshares, Inc. announces completion of its
merger with Summit Bancshares Inc.

Kansas City, MO and Tulsa, OK, August 30, 2013 – Commerce Bancshares, Inc.
(NASDAQ:CBSH) announced today that the shareholders of Summit Bancshares Inc., parent company of Summit Bank, have approved the merger of Summit Bancshares Inc.
(Summit) into a wholly owned subsidiary of Commerce Bancshares, Inc., effective
September 1. Summit has total loans of $206 million and total deposits of $230 million and the transaction will be valued at approximately $44 million in Commerce Bancshares stock. With the merger of Summit Bank into Commerce Bank, combined, Commerce
Bank will have approximately $454 million in loans, $363 million in total deposits, and more than 1,300 business banking relationships in the state of Oklahoma.

Commerce Bancshares, Inc. is a $21.9 billion bank holding company headquartered in
Missouri. Commerce Bank, the principal subsidiary of Commerce Bancshares, Inc., has approximately 360 locations in the Midwest, primarily in Missouri, Illinois, and Kansas, but also in Colorado and Oklahoma.

“Now that the merger is complete, we are looking forward to welcoming Summit Bank customers to Commerce Bank,” said John W. Kemper, president and COO of Commerce
Bancshares, Inc. “The merger will allow us to provide additional lending capacity, and products and services, including treasury services, leasing, international and money management to a new customer base in Oklahoma City and Tulsa."

“We are eager to join Commerce. The former Summit Bank management team and
Commerce both understand the importance of community and relationships,” said Wade
Edmundson, CEO of Summit Bank who will become CEO of Commerce Bank’s
Oklahoma market. “This partnership will benefit the business communities in Tulsa,
Oklahoma City and throughout the state.”

“The talented staffs of Commerce and Summit have been working together for several months to prepare to make this transition as seamless as possible for our customers,” said
Carl Hudgins, chairman, Commerce Bank’s Oklahoma market. “We are also pleased that our respective boards are excited about the transaction and we look forward to their continued involvement.”

Commerce will communicate any changes regarding the transition to all former Summit
Bank customers over the next several weeks. Commerce and Summit Bancshares Inc.
announced their intention to merge in May 2013.

About Commerce Bank

Commerce Bank, is a subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $21.9
billion regional bank holding company, as of June 30, 2013. For more than 145 years, Commerce
Bank has been meeting the financial services needs of individuals and businesses. Commerce
Bank provides a diversified line of financial services, including business and personal banking, wealth management, financial planning, and investments through its affiliated companies.
Commerce Bank operates in more than 360 retail locations in the Central United States and has a nationwide presence in the commercial payments industry. Commerce Bancshares also has operating subsidiaries involved in mortgage banking, leasing, credit-related insurance, private equity and real estate activities.

For additional information, please visit www.commercebank.com.

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